EXHIBIT 99.2

On April 30, 2014, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2014 First Quarter Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. At that time, if you have a question, you will need to press star, one on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Camille, and thank you for joining us for inTEST's 2014 First Quarter Financial Results Conference Call. With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products segment. Mr. Matthiessen will briefly review highlights from the first quarter, as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the second quarter of 2014. We'll then have time for any questions.

If you have not yet received a copy of today's release, a copy may be obtained on inTEST's website at www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the Company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Well, thanks, Laura. I'd like to welcome everyone to our 2014 first quarter conference call. While Hugh will review the financial results in detail, I'll review some of the highlights and will then discuss our markets and what we are seeing in our customer base.

Before we begin, though, I'd like to thank everyone for the well wishes while I was out of the office recently. It's good to be back and 2014 is shaping up to be a good year for inTEST; in fact, better than 2013.

As we forecasted on our fourth quarter conference call in March, we experienced seasonally lower demand in the first quarter of 2014, which we typically experience at the beginning of each year. Despite the lower demand, our Q1 results were in line with our guidance. Our net earnings of $0.03 per diluted share marked our 18th consecutive quarter of profitability.

While net revenues of $8.8 million declined sequentially, as we had forecast, our quote activity has been strong, translating into orders of $10.2 million for the quarter, an increase of approximately $1.0 million over the fourth quarter 2013 bookings. Nineteen percent of Q1 2014 bookings and 14% of net revenue were derived from non-semiconductor test. Recall that at the end of the second quarter last year, we revised the non-semi-related historical bookings and revenue figures to include service, which had not previously been included.

In addition, we reported a positive book-to-bill ratio for the quarter and have a solid balance sheet, with no debt.

Looking forward, we continue to have a positive outlook for 2014, bolstered by our quote activity. We see revenue growth resuming in the second quarter of 2014, as Hugh will discuss when he provides our guidance for the second quarter in his prepared remarks, and overall, we expect that 2014 will be stronger for inTEST than 2013.

Let me turn to the segments in which we operate.

Our Thermal Products segment is our largest, most profitable and diversified division, and is providing inTEST with significant growth opportunities in the future. Through the strategic diversification of our Thermal Products segment, we are creating new opportunities in industrial testing and broadening our end market penetration. Our solutions are highly engineered and application-specific, and often create or operate in extreme temperature environments. These thermal test systems are highly customizable and can be readily adapted not only to our traditional semi-conductor market, but also to electronics test applications in various growth markets that include automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications.

Thermal segment bookings for the first quarter were $5.6 million, up 6%, compared with the bookings for 2013 fourth quarter of $5.3 million. The improved bookings were driven by the recovery of the semiconductor industry. Thermal segment revenues for the first quarter were $5.2 million, down roughly 4%, compared with $5.4 million for 2013 fourth quarter.

Bookings in Asia increased 39% in the first quarter of 2014, compared to the fourth quarter of 2013. With the 39% overall increase in Asia, first quarter semi-related bookings increased by 20%. North American bookings were essentially flat, compared to fourth quarter, and we were split evenly between semi and non-semi. Also, of note, Europe delivered strong profits, driven by a robust rental market via our German facility.

We received a large order for multiple thermal systems from a manufacturer of telecom devices. This business is driven by continued demand for wireless devices. We also received significant orders for Sigma proprietary thermal engines from a major defense contractor. We expect continuing orders of this product from this customer in the second half of 2014, but also the same defense contractor is currently in discussions with us to develop the next-generation thermal engine to be deployed at multiple sites throughout the country.

Overall, the semiconductor industry was strong, with significant orders in Asia, as well as four major semiconductor manufacturers in North America.

Now, turning to the Mechanical Products segment, bookings for the first quarter were $3.0 million, an increase of 25%, compared with 2013 fourth quarter bookings of $2.4 million, fueled by the recovery in the semi-conductor industry and the release of new docking products. First quarter mechanical sales were $2.0 million, down 6%, compared with $2.2 million for the 2013 fourth quarter.

Due to the meager bookings during Q4 of 2014, we began with a small backlog in the first quarter of 2014, and although January bookings were initially slow, bookings improved to above forecast as the quarter progressed. These bookings were broad-based across a number of customers.

Because of the weak business in the last quarter of 2013, and the slow ramp-up in the first quarter of 2014, coupled with orders which came in too late for shipment in Q1, revenues came in below forecast. However, the improving business climate bodes well for revenues as the quarter progresses.

Of note is the fact that we leased a number of manipulators to a large European IDM in Q1, this being our first leasing in several years. Also, we exhibited the Intellidock, a new pneumatic dock for higher end applications which require more automation, at Semicon China in March, and expect to include it in our booth at Semicon West in July.

Looking forward, we are in the process of updating our sales literature and are investigating ways to optimize production costs, particularly in the manipulator products. Additionally, we continued working with a major IDM on manipulator, docking and interface products for a new internal test system. The scheduled release of their new test system was at the end of 2013, but they are currently behind schedule.

Finally, the order rate exiting Q1 has held strong as we progress in Q2. We currently expect more significant growth in revenues in this segment as we move through 2014.

Now, let me turn to our Electrical segment. Bookings for the first quarter were $1.6 million, roughly flat with bookings for the 2013 fourth quarter. Q1 Electrical revenues were $1.5 million, down approximately 12%, compared with $1.7 million for 2013 Q4. We had initially seen strong orders in this segment early on in the quarter, but that did not continue due to the aforementioned softness in semiconductor market demand, as well as the seasonal reduction in demand in the fourth quarter that we have seen in recent years. Again, as with the Mechanical products, we began 2014 with a fairly small backlog. However, bookings improved as the quarter progressed, bringing us to the bookings and revenues we had originally projected.

During the first of quarter of 2014, we developed a new wafer probe interface for a major family of testers for a large domestic tester company. We shipped the first one sold at the end of our first quarter. We also developed a new wafer probe interface for a major Asian test manufacturer, with orders expected in the second quarter of 2014. Finally, we qualified a production interface with a large domestic IDM. We received an order for four units in the last week of the first quarter of 2014, with more expected in Q2. Overall, the outlook continues to improve, with orders picking up significantly in the second quarter of 2014.

Before I turn the call over to Hugh, let me give you some perspective on the markets we serve and what is fueling our confidence in an "up" year. We serve a number of vertical markets outside of semi, which we have significant exposure to. For 2013, those included Telecommunications at 11% of revenues, Industrial at 7%, and Mil/Aero at 6% of revenues. The other verticals accounted for roughly 1% or less of our income.

Technology-driven innovation is giving birth to new markets and new opportunities, presenting significant opportunities for existing legacy business, as well as opening new growth markets. Technological forces are driving opportunity for inTEST and they include The Internet of Things, which is everyone and everything is connected, enabling people-independent, machine-to-machine communications; pervasive connectivity, with faster, lighter and smarter mobile devices fundamentally changing the way we live and work; improved efficiency that optimizes products' environmental impact; and reliability to enhance confidence in new products, while reducing the cost of ownership.

Our technology-driven innovation will provide inTEST with significant growth opportunities in the future. Our long-term objective is to grow and transform inTEST Corporation into a broad-based thermal solutions test company, while continuing to supply our valued customers in the semiconductor arena. Today, inTEST has evolved into a thermal test solutions provider, offering a comprehensive product portfolio capable of addressing growth markets in both the semi and non-semi markets, which include automotive, consumer electronics, defense/aerospace, industrial, energy and telecommunications. We believe the conditions for our long-term success remain firmly in place.

With that, I'd like to turn the call over to Hugh, who will provide a detailed review of Q1 numbers and discuss our guidance for the second quarter. Hugh?

Hugh Regan, Jr.:

Thanks, Bob. First quarter 2014 end user net revenues were $7.4 million, or 84% of net revenues, compared with fourth quarter 2013 end user net revenues of $7.9 million. OEM net revenues were $1.4 million, or 16% of net revenues, unchanged from the level reported for the fourth quarter. As noted earlier, net revenues from markets outside of semiconductor test were $1.2 million, or 14% of net revenues, compared with $2.1 million, or 23% of net revenues, in the fourth quarter.

The Company's gross margin for the first quarter was $4.2 million, or 48%, as compared with $4.7 million, or 50%, in the fourth quarter. The reduction in the gross margin was the result of two factors, an increase in our manufacturing costs, as well as an increase in our component material costs.

Our manufacturing costs increased both in absolute dollar terms, from $1.4 million in Q4 to $1.5 million in Q1, and as a percentage of our net revenues, increasing from 15% of Q4 net revenues to 16.6% of Q1 net revenues. The increase in manufacturing costs during the first quarter was related to several factors, including increased facility costs due to the severe winter in the Eastern United States where our Mechanical and Thermal Products segments are located, as well as increased insurance costs.

Our component material costs increased from 32% in the fourth quarter to 33% in the first quarter. Our Electrical and Thermal Products segments both experienced increases in their component material costs during the first quarter. Our Electrical Products segment's component material costs increased from 36.9% in Q4 to 42.1% in Q1, while our Thermal Products segment saw its component material costs grow from 27.2% in Q4 to 28.1% in Q1. The increases in the component material costs in our Electrical Products segment was driven by changes in customer mix, while the increase in our Thermal Products segment's component material costs was due to product mix. Offsetting these increases was an decrease in the component material costs of our Mechanical Products segment, which decreased from 40.2% in Q4 to 38.7% in Q1, due to both product and customer mix.

I will now discuss the breakdown of operating expenses for the quarter.

Selling expense for the first quarter was $1.3 million, compared to $1.4 million for the fourth quarter, a decrease of $97,000 or 7%. The decrease was primarily due to reduced levels of sales commission expense resulting from lower levels of sales in the first quarter, compared to the fourth quarter. To a lesser extent, there were reductions in salary and benefit costs. Both of these reductions were partially offset by higher levels of warranty expense.

Engineering and product development expense was $923,000 for Q1, compared to $820,000 in Q4, an increase of $106,000 or 13%, driven by several factors, including increased employee benefit costs, which are typically higher in the first quarter of each year due to 401k matching and employer payroll taxes, R&D supplies and patent legal expenses.

General and administrative expense for the first quarter was $1.5 million, compared to $1.4 million for the fourth quarter, an increase of $105,000 or 7%. The increase was driven by several factors, including increased employee benefit costs and higher levels of professional fees. These increases were partially offset by a reduction in officer bonus expense on lower profits in the first quarter, compared to the fourth quarter.

Other income was $7,000 for the first quarter, compared to $15,000 for the fourth quarter.

We accrued income tax expense of $125,000 during the first quarter, compared to $345,000 booked in the fourth quarter. Our effective tax rate was 30% in the first quarter, compared to 33% recorded in the fourth quarter. The reduction in the effective tax rate was driven by an increase in the level of the earnings of our German operation where we still have deferred tax assets to fully offset current tax expense, compared to the earnings of our domestic operations where we have do not have any deferred tax assets to offset current tax expense. We expect our effective tax rate will range from 30% to 33% during 2014. At March 31, we had total deferred tax assets of $1.7 million, essentially unchanged from the level reported at December 31.

First quarter net income was $286,000 or $0.03 per diluted share, compared with fourth quarter net income of $692,000 or $0.07 per diluted share. Average shares outstanding were 10,449,000 at March 31.

Amortization and depreciation expense was $217,000 for the first quarter and EBITDA was $628,000 for the first quarter.

Consolidated headcount at the end of March, which includes temporary staff, was 127, a decrease of two individuals during the first quarter, one in both our Mechanical and Thermal Products segments.

I'll now turn to our balance sheet.

Cash and cash equivalents at the end of the first quarter were $18.9 million, essentially unchanged from December 31. We currently expect cash and cash equivalents to increase sequentially throughout 2014.

Accounts receivable also was essentially unchanged from year end, at $5.9 million at March 31.

Inventory increased $560,000 quarter-over-quarter to $3.8 million, in response to the increased order activity in the first quarter to fulfill shipments in the second quarter.

Capital expenditures during the first quarter were $200,000, compared to $167,000 in the fourth quarter. The additions were in our Thermal and Mechanical Products segments and primarily represented additions to our leased systems.

Bob provided consolidated and segment booking data earlier in the call. The backlog at the end of March was $4.5 million, up from $3.1 million at the end of December.

In terms of our financial outlook, as noted in our earnings release, due to the improved demand we are seeing in the semiconductor ATE market, we expect net revenue for the quarter ended June 30, 2014 will be in the range of $11.0 million to $12.0 million, with net earnings ranging from $0.09 to $0.12 per diluted share. We currently expect that our Q2 2014 product mix could be slightly less favorable than the first quarter and that the second quarter gross margin will range from 46% to 48%.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. If you have a question, please press the star, followed by the one on your touchtone phone; if you'd like to withdraw your question, please press the star, followed by the two; and if you are using speaker equipment today, you will need to lift your handset before making your selection.

Our first question is from the line of Theodore O'Neill with Litchfield Hills Research. Please go ahead.

Theodore O'Neill:

Yes, thanks. So, a couple of questions. On the profit margin, which is better year-over-year, if I look at 2013, your average gross profit margin for the year rose almost 430 basis points over 2012, and at the same time the proportion of sales to OEMs dropped to 12% from 16%. Was the reduction in the OEM sales component largely responsible for the rise in margins, and how do you expect that mix to change, if at all, in 2014?

Hugh Regan:

Good question, Theodore. I would say the reduction in component material costs during-or the improvement in the margin, I would say, was driven by a number of factors, primarily changes in mix. To be honest, I'd have to go back and do a little bit more analysis to give you a definitive answer, but I think, to a large degree, it's the increasing sales of thermal products relative to overall products, Theodore, where we have a stronger product margin, or contribution margin on those products. OEM sales in our Thermal segment, basically, they don't exist

Theodore O'Neill:

Oh, okay.

Hugh Regan:

For instance, they were zero in the first quarter and really zero historically. It's really our Mechanical and our Electrical segments which sell on an OEM basis to customers such as Teradyne and others to resell those products.

While that can shift period to period, we really don't see a significant difference any longer in those sales on a net margin basis, because there's very little difference after the payment of sales commissions. Although, if you do see significant switches in any given period, it could have some impact on the margin and the operating expense number, but net net, it's fine. I don't know whether I fully responded to your question, but I hope I have.

Theodore O'Neill:

You've given me enough to work with, that's fine.

Hugh Regan:

Wonderful.

Theodore O'Neill:

In the list of your-the concentration of customers, the top 10 customers in 2013 was 47% of revenue, and it was the same in 2012, but the companies that were in the top 10 changed. In 2013, you replaced Raytheon, Samsung and Intel with Advanced Semiconductor Engineering, Chain-Logic and LTX-Credence. Does that imply any-have any wider implications for the business, or is that just the sort of normal going in and out that you'd expect to see during any cycle?

Hugh Regan:

I'll respond on that first and then my colleagues probably will jump in, as well. We do see the customers in the top 10 tend to move in and move out, depending on-at least on the semi side-demand, because in some periods certain customers will be adding. For instance, Texas Instruments might be more significant in one period, for instance, several years ago when they were integrating National and we had significant orders from them, versus in other periods where they may be more satiated and not buying.

On the non-semi side, though, it depends on particularly who we're selling to. For instance, Emerson Rosemount is a significant non-semi customer of ours, but more recently their sales had diminished from where they were previously, but we expect them to be increasing it at some point in the future.

So, we do see movements in and out. I don't know whether Jim or Dan would have any comments on that at this point.

James Pelrin:

This is Jim Pelrin speaking. I think that Hugh is correct on the non-semi side, but Raytheon is perhaps a better example. We had large bookings from Raytheon in 2012, in 2013, they weren't nearly as large, and predominantly it's because of a missile defense program we're associated with, but in 2014, that's come roaring back and we expect that Raytheon will be one of our top customers again.

Theodore O'Neill:

Okay.

Robert Matthiessen:

Yes, the other thing, Theodore, is a lot of our business is dependent on our customers' customers, so we're exposed to that, and the other thing is-and I'll go back to what Hugh was talking about in the semi-industry, that tends to be very cyclical, because an Intel, or whoever, will start a new project and they'll gear up with all new equipment for that, and it usually takes them, you know, they'll go through six months or a year of buying, and then they'll go quiet while they absorb all that and get that product running, and then you'll get another cycle maybe a year later, maybe six months later, you never know.

Theodore O'Neill:

Okay. You may or may not be able to answer this, but inTEST was granted a patent two weeks for a test head vertical support system. Is this a new product area we should focus on, and if so, can you give us any information on it?

Dan Graham:

This is Dan. We continue to patent when we feel there's something significant to protect. One of our problems, of course, is that it's all too easy in the Mechanical segment, particularly, for someone to try to copy, so we patent things to protect them.

Theodore O'Neill:

I see.

Dan Graham:

But, given the cost of patents nowadays, we try not to go overboard on that, so there's a long decision leading up to it normally. In this case, it's a manipulator product, I believe two weeks ago-I'm not a hundred percent sure, I'd have to go and research that, Theodore.

Theodore O'Neill:

Yes, it was a test head vertical support system and it was quoted on the 15th.

Dan Graham:

Right, that was indeed a manipulator.

Theodore O'Neill:

Yes, okay. Hugh, does having a substantial portion of your cash outside the US impact your acquisition path or consideration of a dividend, or can you just go out like Apple and borrow at costs that are lower than repatriating funds?

Hugh Regan:

Well, actually, the total of just under $19.0 million of cash at quarter end, approximately $4.0 million is sitting overseas at this point.

Theodore O'Neill:

Okay.

Hugh Regan:

We plan to be bringing $1.5 million of that back. Actually, our Board approved the dividend from our German subsidiary. So, if our German Managing Director is listening to this call, he's about to have $1.5 million brought back. And so we move cash-in that case, there's a very small difference between the German effective tax rate and the US statutory rate, so bringing that back won't be a problem. But, the bulk of our cash does sit here in the United States, Theodore, so from an acquisition standpoint, I don't see that that would impact us significantly. The other $2.0 million, roughly, is sitting in Singapore. There, the difference between the US and the Singapore statutory rates is much more significant, so there would be a tax hit bringing that back. But, I think, at the current time, we don't see that as an issue operationally.

Theodore O'Neill:

Okay. Thanks very much. I'll get back in the queue.

Operator:

Our next question is from the line of Les Sulewski with Sidoti & Company. Please go ahead.

Les Sulewski:

Good evening, guys. Thank you for taking my questions. It's pretty clear to see that the semiconductor industry is ramping up and you can see it in your numbers, and then, you know, perhaps a focus on the non-semi thermal business-and, Jim, you mentioned on your last call that you are a newcomer in the space and then you see some customers having trouble funding certain projects. I mean, what other headwinds are you facing in the non-semi thermal space?

James Pelrin:

Well, I would say that one of our key areas that we need to improve in is just our overall visibility in the non-semi space, we're not very well known, and we have several programs ongoing right now and we've invested a lot of money, and will continue to invest a lot of money, to enable our potential customers to find us, because what we do is highly specialized, so it's not easy for us to target a customer group and say that they will have the kind of need that we can fulfill. So, predominantly, I would say that that's the key to our future success and growth.

Les Sulewski:

Okay. Then, is there any value proposition in the LED market?

James Pelrin:

Well, we're active in the LED market. We sell to most of the people within that market now, so we're pretty well known there.

Les Sulewski:

Okay, thank you for that. Hugh, what was the percentage of revenue from servicing on the non-semi side?

Hugh Regan:

Service revenues in the first quarter were just under $1.0 million, so they would represent about 11% of consolidated revenues in the first quarter.

Les Sulewski:

About 11%. Do you recall what it was first quarter last year?

Hugh Regan:

Yes, one moment. First quarter last year, service revenues were-bear with me one moment-just under $890,000. So, as a part of first quarter revenues last year, they would have been a little less than 10%. So, they're up as a percentage of revenues and in absolute dollar amount.

Les Sulewski:

Okay, thank you, that is helpful. I think that will do it for me. The other questions were answered previously. Thank you.

Hugh Regan:

Thank you, Les.

Operator:

Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. If you are using speaker equipment, you'll need to lift the handset before making your selection.

Our next question is from the line of Srini Sundararajan with Summit Research. Please go ahead.

Srini Sundararajan:

Hi. I think the question that I had was relating to, like, as to what proportion of your business is turns business; that is what is the proportion of business that gets ordered and shipped in the same quarter?

Hugh Regan:

Srini, that ranges, but, typically, I would say, on average, orders can be placed through as late as, definitively, the end of the second month of a quarter and shipped, in our Mechanical and Electrical Products segments, and in our Thermal Products segment, I would say it depends on the nature of the product being ordered. If it's an existing, you know, thermal stream combination, I would see no problem with that being shipped even probably later into the third month of a quarter, but if it's something that we're designing for a new customer in the non-semi space, the lead time is a little longer on that, so that would probably be-probably earlier in the quarter is the cut-off. Again, in our Mechanical and our Electrical side, you can go a little into the third month of the quarter. Again, it depends-if we manufactured it for the customer before and we had the material readily available, the order could be turned around relatively quickly. We say anywhere from four to eight weeks to turn an order, but it can be, on average, probably closer to four to six.

Srini Sundararajan:

Okay. On the second quarter, is it right of me to assume that it's more profitable than one would expect, and is that because of the mix?

Hugh Regan:

The second quarter, our forward guidance?

Srini Sundararajan:

Yes.

Hugh Regan:

Well, I would say it's not really more profitable than we would expect. As I said earlier in my comments, we're looking at a gross margin of between 46% and 48%.

Srini Sundararajan:

Right.

Hugh Regan:

To be honest, as our revenues increase, you would expect our margin to be moving closer to 50%. For instance, in the fourth quarter, on revenues of $9.3 million, we had a 50% gross margin, and the reason for that was our material cost, our component material cost was in the low 30s, about 32%. This most recent quarter, as I said earlier in the call today, it was 33%. We are currently forecasting a less favorable mix in the second quarter, which will drive that margin potentially down to as low as 46%, and that really, as I said, is a function of either product or customer mix in any of our given segments. So, to be honest, we could be more profitable on those guided $11 million to $12 million if we had a more favorable product mix. We could be easily 50 or even in excess of 50% if we had a more favorable product mix, and that's because our fixed manufacturing costs, which range between $1.4 million and $1.6 million a quarter, depending on what we're doing, as a percentage of revenue, clearly go down as our revenues go up.

Srini Sundararajan:

Okay, thank you. Thank you for taking the questions.

Hugh Regan:

You're very welcome, Srini.

Operator:

As a reminder, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one on your touchtone phone. One moment, please, for our next question.

There are no further questions. I'd now like to turn the call back over to Mr. Matthiessen. Please go ahead.

Robert Matthiessen:

Well, thank you for your interest in inTEST. On another note, inTEST will be ringing the closing bell of the New York Stock Exchange on Friday, May 2. In addition, we will be participating in the CEO Summit at Semicon West in San Francisco in July. We look forward to these events and to updating you on our progress when we report our second quarter results in July. Thank you and good night.

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[Non-material closing remarks omitted]